Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Catamaran Corporation:

We consent to the incorporation by reference in the registration statements on Form S-3 (No 333-187011) and S-8 (Nos. 333-182569, 333-182598, 333-174671, 333-164021, 333-159733, 333-145450, 333-145449 and 333-136402) of Catamaran Corporation (the Company) of our report dated March 3, 2014, except for Note 21, as to which the date is March 6, 2014, with respect to the consolidated balance sheets of the Company as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 2013, and our report dated March 3, 2014 with respect to the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the current Report on Form 8-K dated March 6, 2014 of Catamaran Corporation.

Our report dated March 3, 2014, on the effectiveness of internal controls over financial reporting as of December 31, 2013, expresses our opinion that Catamaran Corporation did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states: material weakness related to the Company’s general information technology controls over access to applications and data, and the ability to place program changes into production for such applications, has been identified and included in management’s assessment.

Our report dated March 3, 2014, on the effectiveness of internal controls over financial reporting as of December 31, 2013, contains an explanatory paragraph that states: The Company acquired Restat on October 1, 2013, and management excluded Restat from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. Restat accounted for less than 6% of the Company’s total consolidated assets and less than 2% of the Company’s total consolidated revenues as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Restat.

/s/ KPMG LLP
Chicago, Illinois
March 6, 2014